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                                                                     Exhibit 1.2


                 COLLEGIATE FUNDING SERVICES, INC. LETTERHEAD

[Date]

Merrill Lynch, Pierce, Fenner & Smith
              Incorporated
Merrill Lynch World Headquarters
World Financial Center, South Tower
225 Liberty Street, 6th Floor
New York, New York 10080

        Re:     Collegiate Funding Services, Inc. Reserved Share Program

Ladies and Gentlemen:

        Reference is made to the Underwriting Agreement dated _________, 2004 (the "Underwriting Agreement") between Collegiate Funding Services, Inc. (the "Company"), and the Underwriters listed in Schedule I to the Underwriting Agreement. All capitalized terms used but not otherwise defined herein shall have the meanings given them in the Underwriting Agreement.

        As part of the offerings contemplated by the Underwriting Agreement, Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch") has agreed to reserve out of the shares of Common Stock, par value $0.001 per share ("Shares"), set forth opposite its name on Schedule I to the Underwriting Agreement, up to ________ Shares for sale to persons designated by the Company ("Invitees"), as set forth in the Prospectus under the heading "Underwriting" (the "Reserved Share Program"). The Shares to be sold by Merrill Lynch pursuant to the Reserved Share Program (the "Reserved Shares") will be sold by Merrill Lynch pursuant to the Underwriting Agreement at the public offering price. Any Reserved Shares not orally confirmed for purchase by such Invitees by the end of the first business day after the date of the Underwriting Agreement will be offered directly to the public by Merrill Lynch as set forth in the Prospectus.

        In order to induce Merrill Lynch to conduct the Reserved Share Program, and in addition to and without limiting the representations, warranties, covenants and agreements of the Company contained in the Underwriting Agreement, the Company hereby agrees with Merrill Lynch as follows:

        1. The Company will pay all actual and reasonable costs and expenses of the Underwriters, including the actual and reasonable fees and expenses of Merrill Lynch's counsel, in connection with matters related to the Reserved Share Program. Merrill Lynch shall provide the Company with invoices detailing such costs and expenses prior to payment.

        2. Indemnification for Reserved Securities. In connection with the offer and sale of the Reserved Securities, the Company agrees to indemnify and hold harmless the Underwriters, their Affiliates and selling agents and each person, if any, who controls any Underwriter within the meaning of either
Section 15 of the 1933 Act or Section 20 of the 1934 Act, from and against any and all loss, liability, claim, damage and expense (including, without limitation, any legal or other expenses reasonably incurred in connection with defending, investigating or settling any such action or claim), as incurred,
(i) arising out of the violation of

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any applicable laws or regulations of foreign jurisdictions where Reserved
Securities have been offered; (ii) arising out of any untrue statement or alleged untrue statement of a material fact contained in any prospectus wrapper or other material prepared by or with the consent of the Company for distribution to Invitees in connection with the offering of the Reserved Securities or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; (iii) caused by the failure of any Invitee to pay for and accept delivery of Reserved Securities which have been orally confirmed for purchase by any Invitee by the end of the first business day after the date of the Agreement; or (iv) related to, or arising out of or in connection with, the offering of the Reserved Securities.

        3. This Agreement is for the benefit of Merrill Lynch and each of the Underwriters and is enforceable to the same extent as if fully set forth in the Underwriting Agreement.

        4. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN SAID STATE.

        5. This Agreement may be executed in one or more counterparts and, when a counterpart has been executed by each party, all such counterparts taken together shall constitute one and the same agreement.

                                        Very truly yours,

                                        COLLEGIATE FUNDING SERVICES, INC.

                                        By:  __________________________
                                             Name:
                                             Title:


Accepted as of the date hereof:

Merrill Lynch, Pierce, Fenner & Smith
             Incorporated


By:  __________________________
     Name:
     Title: